EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Adams Golf, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-68129, 333-79495, 333-90391 and 333-37320 on Form S-8 of Adams Golf Inc. of our report dated February 2, 2002, except as to Note 12 which is as of March 29, 2002 relating to the consolidated balance sheets of Adams Golf, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report is included in the December 31, 2001 Annual Report on Form 10-K of Adams Golf, Inc.

KPMG LLP

Dallas, Texas
March 29, 2002